Exhibit (d)(3)

May 17, 2018

CONFIDENTIAL

Gurnet Point Capital, LLC

55 Cambridge Parkway, Suite 401

Cambridge, MA 02142

Ladies and Gentlemen:

In connection with the consideration of a possible negotiated transaction between Gurnet Point Capital, LLC (“GPC”) and Corium International, Inc. (the “Company,” and, together with GPC, the “Parties” and each of them, a “Party”), each Party has furnished or may furnish to the other Party certain information that is proprietary, non-public and/or confidential concerning it, its affiliates or subsidiaries and/or its business, including Confidential Information.  Any such possible negotiated transaction involving the parties is referred to herein as a “Transaction.”

1.                                      As a condition to furnishing such information, the Party furnishing the information (the “Disclosing Party”) requires that the Party receiving the information (the “Receiving Party”) agree to treat, and direct its representatives to treat, confidentially any information,  data, forecasts, financial or business plans and affairs, projections, products and product development plans, marketing plans, partner arrangements, contracts and contract terms, inventions, processes and know-how (whether prepared by the Disclosing Party, its affiliates, subsidiaries, agents, advisors or otherwise, and whether oral, written or electronic) that the Disclosing Party or any of its representatives has furnished or may hereafter furnish to the Receiving Party or its representatives, or is otherwise received by the Receiving Party or its representatives through due diligence investigation or discussions with employees or other representatives of the Disclosing Party, together with all analyses, summaries, notes, forecasts, studies, data and other documents and materials in whatever form maintained, whether prepared by the Disclosing Party or the Receiving Party or their respective representatives or others, which contain or reflect, or are generated from, any such information (being collectively referred to herein as the “Confidential Information”), and to take or abstain from taking certain other actions set forth herein.

2.                                      The term “Confidential Information” does not include information that (a) is already in the Receiving Party’s possession as shown by its files and records immediately prior to the time of disclosure; provided that such information is not known by the Receiving Party, after reasonable inquiry, to be subject to a legal, contractual or fiduciary obligation of confidentiality to the Disclosing Party or any other party, (b) is or becomes generally available to the public other than as a result of a breach of the terms hereof by the Receiving Party or its representatives, (c) is received by the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its representatives (provided that such source is not known by the Receiving

Party, after reasonable inquiry, to be bound by a legal, contractual or fiduciary obligation of confidentiality to the Disclosing Party or any other party) or (d) is independently developed by the Receiving Party or its representatives without reference to, reliance on or use of any Confidential Information (for which the Receiving Party shall have the burden of proof to reasonably demonstrate the absence of such reference, reliance or use).

3.                                      The Receiving Party hereby agrees that the Confidential Information will be used by the Receiving Party and its representatives solely for the purpose of evaluating, proposing or negotiating a possible Transaction and for no other purpose, and will be kept confidential by the Receiving Party and its representatives and will not be disclosed to any other person; provided that any of such information may be disclosed to the Receiving Party’s representatives who need to know such information solely for the purpose of evaluating any such possible Transaction and who have been advised of this letter agreement and the confidential nature of the Confidential Information and the information described in Section 7 and have agreed to comply with the terms hereof (other than Sections 11 and 12) to the same extent as if such representative were a party hereto.  Any action by any of the Receiving Party’s representatives that would constitute a breach of this letter agreement if taken by the Receiving Party shall be deemed to constitute a breach of this letter agreement by the Receiving Party. Furthermore, the Receiving Party hereby agrees, at its sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain its representatives from prohibited or unauthorized disclosure or use of the Confidential Information.  The Receiving Party understands that the Disclosing Party reserves the right to adopt additional specific procedures to protect the confidentiality of the Confidential Information and may seek to limit the disclosure or use of, and may establish additional specific procedures with respect to the access of, competitively sensitive Confidential Information.  The Confidential Information shall remain the property of the Disclosing Party, and disclosure to the Receiving Party shall not confer any rights (including any intellectual property rights) with respect to such Confidential Information, other than limited use rights specifically set forth in this letter agreement. The Receiving Party agrees that it will take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information in order to prevent it from falling into the public domain or the possession of any person or entity other than those persons or entities authorized hereunder to have any such information, which measures shall include the highest degree of care that the Receiving Party utilizes to protect its own Confidential Information of a similar nature. The Receiving Party also agrees to notify the Disclosing Party in writing promptly of any unauthorized disclosure, misuse or misappropriation of the Confidential Information that comes to its attention.

4.                                      Each Party hereby acknowledges that it is aware, and that it will advise its representatives who are informed or, to such Party’s knowledge, become aware of the matters that are the subject of this letter, that the United States securities laws prohibit any person who has received from an issuer material, nonpublic information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

5.                                      In the event that the Receiving Party or any of its representatives receives a request, or is legally required, to disclose all or any part of the information contained in the Confidential Information (or to make any disclosure of information, including the information described in Section 7, otherwise prohibited by this letter agreement) under the terms of a subpoena or order issued by a court or governmental or regulatory body of competent jurisdiction or under any applicable law, governmental proceeding or stock exchange rule, the Receiving

Party agrees to (a) except to the extent prohibited by applicable law, promptly notify the Disclosing Party of the existence, terms and circumstances surrounding such a request or requirement so that the Disclosing Party may seek an appropriate protective order or other remedy and/or waive the Receiving Party’s compliance with the applicable provisions of this letter agreement (and, if the Disclosing Party seeks such an order or other remedy, the Receiving Party agrees to provide such cooperation as the Disclosing Party may reasonably request at its expense) and (b) notify the Disclosing Party in writing of such information to be disclosed as far in advance of its disclosure as practicable, exercise reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information that the Disclosing Party so designates and then disclose only that portion of the Confidential Information that is legally required to be disclosed.  In any event, the Receiving Party agrees that it will not oppose any action by the Disclosing Party to obtain an appropriate protective order or other remedy with respect to such information.

6.                                      Without the prior written consent of the Company, you will not, and will cause your representatives not to, enter into any agreement, arrangement or understanding with any other person that limits, restricts or otherwise impairs in any manner, directly or indirectly, such person from making a proposal for, or engaging in discussions, conducting due diligence or entering into an agreement with respect to, any potential transaction between such person and the Company or the provision of financing in connection with a potential transaction involving the Company. You represent and warrant that, except as disclosed to the Company or its legal advisors prior to your execution of this letter agreement, neither you nor any representative of yours have, prior to your execution of this letter agreement, taken any of the actions referred to in this Section 6.

7.                                      Each Party agrees that it will not, and will cause its representatives not to, disclose to any person (other than to its representatives who need to know such information solely for the purpose of a possible Transaction and who have been advised of this letter agreement and the confidential nature of such information and are obligated to maintain the confidentiality of such information  to the same extent as if they were a party hereto): (i) the fact that investigations, discussions or negotiations are taking place or have taken place concerning a possible Transaction, (ii) any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof or the other Party’s consideration of a possible Transaction, or (in the Receiving Party’s case) any opinion or view with respect to the Confidential Information or the Disclosing Party, (iii) that the Parties or any of their respective affiliates or subsidiaries are or have been considering or reviewing a transaction involving or relating to the other Party or (iv) that this letter agreement exists or that Confidential Information has been requested or made available to the Receiving Party or its representatives.

8.                                      This letter agreement does not constitute or create any obligation of the Disclosing Party to provide any information to the Receiving Party.  Each Party understands that neither the other Party nor any of its representatives have made or make any express or implied representation or warranty as to the accuracy or completeness of the Confidential Information provided by such Party or its representatives, and agrees that neither Party nor its representatives shall have any liability to the other Party or its representatives or stockholders on any basis (including in contract, tort, under federal or state securities laws or otherwise), and neither Party nor its representatives will make any claims whatsoever against such other persons, with respect to or arising out of  the review of or use or content of the Confidential Information provided by the other Party or its representatives or any errors therein or omissions therefrom, or any action taken or any inaction occurring in reliance on such Confidential Information, in each case, except as may be expressly provided in any definitive agreement with respect to any Transaction.

9.                                      At the request of the Disclosing Party, the Receiving Party and its representatives shall promptly, at the Receiving Party’s election, either (a) return to the Disclosing Party all of the written or electronic Confidential Information received from the Disclosing Party or (b) destroy all of the written or electronic Confidential Information then in the Receiving Party or its representatives’ possession.  In either event, the Receiving Party shall also destroy all written or electronic data developed or derived from the Confidential Information, and shall cause its representatives to do likewise.  All return and/or destruction pursuant to this Section 9 shall be certified in writing to the Disclosing Party by an authorized officer supervising such destruction.  In such event, all of the oral Confidential Information and the information described in Section 7 shall remain subject to the terms of this letter agreement.  Notwithstanding the foregoing, the obligation to return or destroy the Confidential Information shall not cover information that is maintained on routine computer system backup tapes, disks or other backup storage devices as long as such backed-up information is not used, disclosed or otherwise recovered from such backup devices; provided that such materials referenced in this sentence shall remain subject to the terms of this letter agreement applicable to the Confidential Information.

10.                               Neither GPC nor any of its representatives will initiate or cause to be initiated any (a) communication concerning the Confidential Information, (b) requests for meetings with management in connection with a potential Transaction or (c) any other communication relating to the Company (other than in the ordinary course of business) or a potential Transaction, in each case with any director, officer or employee of the Company or any of its subsidiaries who has not been designated by the Company to receive such communications.  Any requests for information, meetings or discussions relating to a possible Transaction should be directed to Stuart M. Duty of Guggenheim Securities LLC, unless otherwise specified in writing by the Company.

11.                               GPC agrees that, for a period of 12 months from the date of this letter agreement, neither GPC nor any of its affiliates or subsidiaries will, directly or indirectly, and will not encourage or assist others to, without the prior written invitation of the other Party’s Board of Directors or chief executive officer:

(1)                                acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including any voting right or beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of any securities of the other Party or any of its subsidiaries or any option, forward contract, swap or other position with a value derived from securities of the other Party or any of its subsidiaries or conveying the right to acquire or vote securities of the other Party or any of its subsidiaries, or any ownership of any of the assets (other than inventory in the ordinary course of business) or businesses of the other Party or any of its subsidiaries, or any rights or options to acquire any such ownership (including from a third party);

(2)                                make, or in any way participate in, any “solicitation” (as such terms is defined in Rule 14a-1 under the Exchange Act, including any otherwise exempt solicitation pursuant to Rule 14a-2(b) under the Exchange Act) to vote or seek to advise or influence in any manner whatsoever any person with respect to the voting of any securities of the other Party or any of its subsidiaries;

(3)                                form, join, or in any way communicate or associate with other securityholders or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the other Party or its subsidiaries or any voting securities of the other Party or any of its subsidiaries;

(4)                                arrange, or in any way participate in, any financing for the purchase of any voting securities or securities convertible or exchangeable into or exercisable for any voting securities or assets of the other Party or any of its subsidiaries;

(5)                                otherwise act, whether alone or with others, to seek to propose to the other Party or any of its stockholders any merger, business combination, tender or exchange offer, restructuring, recapitalization, liquidation of or other transaction with or involving the other Party or any of its subsidiaries or otherwise act, whether alone or with others, to seek to control, change or influence the management, board of directors or policies of the other Party, or nominate any person as a director of the other Party, or propose any matter to be voted upon by the stockholders of the other Party;

(6)                                solicit, negotiate with, or provide any information to, any person with respect to a merger, business combination, tender or exchange offer, restructuring, recapitalization, liquidation of or other transaction with or involving the other Party or any of its subsidiaries or any other acquisition of the other Party or any of its subsidiaries, any acquisition of voting securities of or all or any portion of the assets of the other Party or any of its subsidiaries, or any other similar transaction;

(7)                                advise, assist or knowingly encourage any other person in connection with any of the foregoing;

(8)                                announce an intention to, or enter into any discussions, negotiations, arrangements or understandings with any third party with respect to, any of the foregoing;

(9)                                take any action that might cause or require it or the other Party to make a public announcement regarding any of the types of matters set forth in this Section 11; or

(10)                         disclose any intention, plan or arrangement inconsistent with the foregoing.

Notwithstanding anything to the contrary in this Section 11, nothing shall prevent a private communication to the other Party’s Board of Directors or chief executive officer so long as such private communication would not reasonably be expected to require a public disclosure under applicable law or the listing requirements of the primary securities exchange on which the other

Party’s securities are listed; provided that the contents, subject and existence of any such communications shall constitute Confidential Information hereunder.

12.                               GPC agrees that, for a period of 12 months from the date of this letter agreement, neither GPC nor its affiliates will, directly or indirectly, solicit for employment  any employee of the other Party or any of its subsidiaries, or otherwise solicit, induce or otherwise encourage any such person to discontinue or refrain from entering into any employment or consulting relationship (contractual or otherwise) with the other Party or any of its subsidiaries; provided that this sentence shall not prohibit (i) general advertising or other general solicitation through newspaper advertisements or Internet posting services not targeted at the employees of the other Party or its subsidiaries, (ii) any broad based recruitment efforts conducted by a recruitment agency not directed by you or your affiliates at the Company or any of its subsidiaries, or (iii) solicitation by you following the cessation of employment of any employee with the Company or its subsidiaries (provided that such cessation of employment occurred without any solicitation or encouragement by you or your affiliates, directly or indirectly).

13.                               The Receiving Party acknowledges that the Disclosing Party may be entitled to the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges with respect to portions of the Confidential Information.  The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of such Confidential Information pursuant to this letter agreement.  The Parties (a) share a common legal and commercial interest in such Confidential Information, (b) may become joint defendants in proceedings to which such Confidential Information relates and (c) intend that such protections and privileges remain intact should either Party become subject to any actual or threatened proceeding to which such Confidential Information relates.  In furtherance of the foregoing, the Receiving Party will not claim or contend, in proceedings involving either Party, that the Disclosing Party waived the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges as a result of the disclosure of such Confidential Information pursuant to this letter agreement.

14.                               Each Party acknowledges and agrees that the Confidential Information of the other Party has competitive value and is of a confidential and proprietary nature.  Furthermore, each Party acknowledges and agrees that the other Party may be irreparably injured by a breach of this letter agreement by the first Party or its representatives and that money damages may be an inadequate remedy for an actual or threatened breach of this letter agreement.  Therefore, each Party agrees to the granting of specific performance of this letter agreement and seeking injunctive or other equitable relief in favor of the other Party as a remedy for any such breach, without proof of actual damages.  Such remedy shall not be deemed to be the exclusive remedy for a Party’s breach of this letter agreement, but shall be in addition to all other remedies available at law or equity to the other Party.

15.                               No failure or delay by either Party in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

16.                               No contract or agreement providing for a Transaction shall be deemed to exist unless and until a definitive agreement has been executed and delivered by each of the parties thereto.  Accordingly, each Party agrees that unless and until any definitive agreement with respect to any Transaction has been executed and delivered by the Parties, neither of the Parties nor any of their affiliates or subsidiaries will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this or any written or oral expression with respect to such Transaction by any of its directors, officers, employees, agents or any other representatives, except for the matters specifically agreed in this letter agreement and as may be set forth in any such definitive agreement.  Each Party further acknowledges and agrees that (a) the other Party shall have no obligation to authorize or pursue with it any Transaction, (b) it understands that the other Party has not, as of the date hereof, authorized or made any decision to pursue any such Transaction and (c) the Company reserves the right, in its sole and absolute discretion and without giving any reason therefor, to reject all proposals and to terminate discussions, negotiations and access to the Confidential Information, in each case at any time.  For purposes of this letter agreement, the term “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral offer or bid or any written or oral acceptance thereof.

17.                               This letter agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns.  This letter agreement contains the entire agreement between the Parties concerning the subject matter hereof and supersedes all previous agreements, written or oral, between the Parties or their respective affiliates, relating to the subject matter hereof.  No waiver of the terms and conditions hereof will be binding unless approved in writing by the Party against which such waiver is sought to be enforced.  No amendment of this letter agreement will be binding unless approved in writing by both Parties.

18.                               If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect to the fullest extent permitted by law and shall in no way be affected, impaired or invalidated.

19.                               This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements entered into and performed solely within the State of Delaware, without regard to any principles of conflicts of law that would refer a matter to another jurisdiction. EACH PARTY ALSO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE JURISDICTION OF THE CHANCERY COURT OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE, AND RELATED APPELLATE COURTS, AND OF THE UNITED STATES OF AMERICA LOCATED IN DELAWARE, for any actions, suits or proceedings arising out of, or relating to, this letter agreement or the transactions contemplated hereby, and each Party agrees not to commence any action, suits or proceeding relating thereto except in such courts.  Each Party further agrees that service of any process, summons, notices or documents by U.S. registered mail, postage prepaid, to its address set forth in this letter agreement shall be effective service for process for any action, suit or proceeding brought against such Party in any such court.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby, in the courts of the State of Delaware or the United States of America located in the State of Delaware. Each Party hereby further irrevocably and unconditionally waives any right to trial by jury and waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

20.                               For purposes of this letter agreement, (a) the term “person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity; (b) the term “affiliate” means, when used with respect to any party, a person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such party; (c) the term “subsidiary” means, when used with respect to any party, (i) a person that is directly or indirectly controlled by such party, (ii) a person of which such party beneficially owns, either directly or indirectly, more than 50% of the total combined voting power of all classes of voting securities of such person, the total combined equity interests of such person or the capital or profit interests, in the case of a partnership or (iii) a person of which such party has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such person; (d) the term “control” means, when used with respect to any specified person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract, agreement or otherwise and (e) the term “representative” means, when used with respect to any party, such party’s subsidiaries and affiliates and its and its subsidiaries’ and affiliates’ respective directors, employees, affiliates, consultants, attorneys, agents, advisors and other representatives; provided that such term with respect to GPC shall not include any potential debt or equity financing sources without the Company’s prior written consent (and upon such consent shall be so included).

21.                               This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement.  Signatures to this letter agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

22.                               Except as otherwise explicitly specified above, each Party’s obligations under this letter agreement shall terminate three years after the date of this letter agreement, except such obligations under Sections 8, 9  and 13 through 19, which shall have no expiration period.  The termination of this letter agreement shall not relieve either Party from its responsibilities in respect of any breach of this letter agreement prior to such termination.

[Signature Page Follows]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours,

Corium International, Inc.

		By:	/s/ Christina Dickerson
		Name:	Christina Dickerson
		Title:	VP, Corporate Development

Accepted, Confirmed and Agreed:

Gurnet Point Capital, LLC

By:	/s/ James B. Singleton
Name:	James B. Singleton
Title:	Secretary and General Counsel